EXHIBIT 99.1

Eagle Bancorp, Inc. Announces Record Earnings for the Fourth Quarter of 2011, With Full Year 2011 Earnings Up 47%

BETHESDA, Md., Jan. 25, 2012 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the "Company") (Nasdaq:EGBN), the parent company of EagleBank, today announced record quarterly net income of $7.2 million for the quarter ended December 31, 2011, a 42% increase over the $5.1 million net income for the quarter ended December 31, 2010. Net income available to common shareholders increased 49% to $7.0 million ($0.35 per basic and diluted common share), as compared to $4.7 million ($0.24 per basic common share and $0.23 per diluted common share) for the same three month period in 2010.

For the year ended December 31, 2011, the Company's net income was a record $24.6 million, a 47% increase over the $16.7 million for the year ended December 31, 2010. Net income available to common shareholders was $23.0 million ($1.16 per basic common share and $1.14 per diluted common share), as compared to $15.4 million ($0.78 per basic common share and $0.77 per diluted common share) for the year ended December 31, 2010, a 50% increase.

"We are extremely pleased to report continuing trends of strong earnings and balance sheet growth through the fourth quarter of 2011. These results reflect substantial revenue growth, while maintaining solid asset quality," noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. "Our fourth quarter 2011 results represent the twelfth consecutive quarter of increasing net income. The Company's financial results in the most recent quarter, as compared to the same quarter in 2010, have been highlighted by continued growth in both loans and core deposits, a stable and favorable core net interest margin, and higher amounts of noninterest income primarily from much heavier loan refinancing activity in our Residential Lending division," added Mr. Paul. He further noted "that loan growth in the fourth quarter of 2011 of just 1% was impacted by higher levels of loan payoffs. Loan production and loan pipeline activity remains strong. Furthermore, core deposit growth in the fourth quarter continues to be strong. Our total revenue (net interest income plus noninterest income) increased 29% in the fourth quarter of 2011, as compared to the same quarter in 2010, which continues to reflect the organization's desire and ability to lend in the Washington, D.C. metropolitan area as well as our ability to continue building new and expanded client relationships," noted Mr. Paul.

As previously reported, in mid September 2011, EagleBank became the depository for an approximately $618 million noninterest bearing escrow deposit relating to a large class action lawsuit settlement (the "settlement deposit"). Due to the expected short-term nature of these funds, they were invested in excess reserves at the Federal Reserve Bank. These funds, as expected, were disbursed to other financial institutions before year-end 2011. We estimate that these funds contributed approximately $140 thousand to net earnings in the fourth quarter of 2011 and $170 thousand to earnings for the full year 2011. The funds are expected to be re-deposited with EagleBank for disbursement to claim holders in 2012. These funds impacted net earnings but had a substantial negative impact on our net interest margin, return on assets, and the capital leverage position. For this reason, we also reflect the relevant non-GAAP ratios on a basis which excludes this large and unusual short-term transaction.

For the fourth quarter of 2011, the Company recognized one-time costs relating to a merger transaction that was terminated in the fourth quarter which had a pretax cost of $400 thousand. These items negatively impacted fourth quarter earnings by $240 thousand after tax ($0.01 per share).

The higher growth rate in net income available to common shareholders as compared to net income, for both the quarter and full year, is due to lower dividends on preferred stock issued under the Small Business Lending Fund ("SBLF"), which has a dividend rate of 1.00% compared to a 5.00% rate applicable to the TARP preferred stock which was paid-off in July 2011. The Company is eligible for the lowest dividend rate available in the SBLF program due to its growth of SBLF qualified loans.

At December 31, 2011, total assets were $2.83 billion, compared to $2.09 billion at December 31, 2010, a 36% increase. As compared to September 30, 2011, total assets at December 31, 2011 declined by $389 million due substantially to the disbursement of the settlement deposit. Excluding the settlement deposit, total assets grew $229 million (9%) during the fourth quarter of 2011. Total loans were $2.06 billion at December 31, 2011 compared to loans of $1.68 billion at December 31, 2010, a 23% increase. Total deposits were $2.39 billion at December 31, 2011 compared to deposits of $1.73 billion at December 31, 2010, a 39% increase. As compared to September 30, 2011, total deposits at December 31, 2011 declined by $355 million due substantially to the disbursement of the settlement deposit. Excluding the settlement deposit, total deposits grew $263 million (12%) during the fourth quarter of 2011. Due to substantial loan originations by our Residential Lending division in the fourth quarter of 2011, in excess of loans sold, and longer timeframes for purchase by investors due to industry volume, loans held for sale amounted to $176.8 million at December 31, 2011 as compared to $107.9 million at September 30, 2011 and compared to $80.6 million at December 31, 2010. The Company protects itself from changes in interest rates through the use of best efforts forward delivery commitments, with the intent that the buyer has assumed the interest rate risk on the loan. The investment portfolio totaled $313.8 million at December 31, 2011, a 38% increase from the $228.0 million balance at December 31, 2010, as excess liquidity was deployed into new investments. Total borrowed funds (excluding customer repurchase agreements) were stable at $49.3 million at both December 31, 2011 and December 31, 2010. Total shareholders' equity increased to $266.7 million at December 31, 2011, compared to $204.7 million at December 31, 2010. The Company's capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 11.84% at December 31, 2011. In addition, the tangible common equity ratio (tangible common equity to tangible assets) was 7.29% (7.28% excluding the effect of the settlement deposit) at December 31, 2011.

At December 31, 2011, the Company's nonperforming assets amounted to $36.0 million, representing 1.27% of total assets, compared to $32.0 million of nonperforming assets, or 1.53% of total assets, at December 31, 2010 and $34.4 million, or 1.07% of total assets (1.32% excluding the effect of the settlement deposit), at September 30, 2011. Management remains attentive to early signs of deterioration in borrowers' financial conditions and to taking the appropriate action to mitigate risk. Furthermore, the Company is diligent in placing loans on nonaccrual status and believes, based on its loan portfolio risk analysis, that its allowance for loan losses, at 1.44% of total loans (excluding loans held for sale) at December 31, 2011, is adequate to absorb potential credit losses within the loan portfolio at that date. Included in nonperforming assets at December 31, 2011 were $3.2 million of other real estate owned ("OREO") as compared to $6.7 million at December 31, 2010 and $2.9 million at September 30, 2011.

Analysis of the three months ended December 31, 2011 compared to 2010

For the three months ended December 31, 2011, the Company reported an annualized return on average assets (ROAA) of 0.91% (1.04% excluding the effect of the settlement deposit) as compared to 0.96% for the three months ended December 31, 2010. The annualized return on average common equity (ROAE) for the most recent quarter was 13.40%, as compared to 10.21% for the three months ended December 31, 2010. The higher ROAA ratio (as adjusted for the settlement deposit) and the higher ROAE ratio for the fourth quarter of 2011 as compared to 2010, are due to lower loan loss provisioning cost, and improved cost management and in case of ROAE, additional balance sheet leverage arising from growth in the loan portfolio and a strong net interest margin.

Net interest income increased 33% for the three months ended December 31, 2011 over the same period in 2010, resulting from strong balance sheet growth, as average earning assets increased by 52% (32% excluding the effect of the settlement deposit). For the three months ended December 31, 2011, the net interest margin was 3.65% (4.16% excluding the effect of the settlement deposit) as compared to 4.18% for the three months ended December 31, 2010. The Company believes that its net interest margin (excluding the effect of the settlement deposit) is favorable, despite the significant decline in market interest rates over the past twelve months.

The provision for credit losses was $2.8 million for the three months ended December 31, 2011 as compared to $3.6 million for the three months ended December 31, 2010. At December 31, 2011, the allowance for credit losses represented 1.44% of loans outstanding, as compared to 1.48% at December 31, 2010 and 1.41% at September 30, 2011. The lower provisioning in the fourth quarter of 2011, as compared to both the third quarter of 2011 and the fourth quarter of 2010, is due to lower amounts of loan growth in the fourth quarter of 2011. The lower growth rate of just 1% in the most recent quarter was due substantially to higher loan pay downs, while the pace of loan originations remains solid. Net charge-offs of $1.7 million in the fourth quarter of 2011 represented 0.34% of average loans, excluding loans held for sale, as compared to $1.0 million or 0.26% of average loans, excluding loans held for sale, in the fourth quarter of 2010. Net charge-offs in the fourth quarter of 2011 were primarily attributable to charge-offs of construction loans ($366 thousand), commercial and industrial loans ($780 thousand), the unguaranteed portion of SBA loans ($443 thousand) and consumer loans ($83 thousand).

At December 31, 2011, the allowance for credit losses represented 90% of nonperforming loans as compared to 91% at September, 2011 and 98% at December 31, 2010.

Noninterest income for the three months ended December 31, 2011 increased to $3.9 million from $3.7 million for the three months ended December 31, 2010, a 5% increase. This increase was due primarily to an increase of $320 thousand in gains on sales of residential mortgage loans in the fourth quarter of 2011, as compared to the fourth quarter of 2010, an increase of $249 thousand in service charges on deposit accounts and an increase of $101 thousand in other income, primarily associated with loan fee income offset by a decline of $497 thousand of investment gains in the fourth quarter of 2010. There were no investment securities gains in the fourth quarter of 2011 as compared to investment securities gains of $497 thousand in the fourth quarter of 2010. Excluding such investment securities gains, total noninterest income was $3.9 million for the fourth quarter of 2011 as compared to $3.2 million for the fourth quarter of 2010, an increase of 22%.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 56.97% for the fourth quarter of 2011, as compared to 53.98% for the fourth quarter of 2010. Excluding the impact of merger related expenses, the efficiency ratio was 55.57% for the fourth quarter of 2011. Noninterest expenses were $18.3 million for the three months ended December 31, 2011, as compared to $13.5 million for the three months ended December 31, 2010, a 36% increase. Cost increases for salaries and benefits were $2.9 million primarily due to merit and benefit cost increases, increases in incentive pay, and staffing increases primarily as a result of expansion of the commercial lending and residential lending divisions and new branches. Premises and equipment expenses were $654 thousand higher due primarily to the cost of three new offices and normal increases in lease costs, offset by benefits of branch consolidations during 2010. Marketing and advertising costs increased by $272 thousand due primarily to higher levels of companywide media advertising and higher Residential Lending division marketing in 2011. Data processing costs increased by $403 thousand due to system enhancements and expansion of the bank with the addition of three new branch offices. FDIC insurance premiums were $98 thousand less due to lower FDIC premiums rates which took effect on April 1, 2011. Other expenses increased by $438 thousand for the quarter ended December 31, 2011 compared to the same period in 2010, primarily due to $400 thousand of merger related expenses.

Analysis of the twelve months ended December 31, 2011 compared to 2010

For the twelve months ended December 31, 2011, the Company reported an ROAA of 0.97% (1.01% excluding the effect of the settlement deposit) as compared to 0.86% for the year 2010, while the ROAE was 11.71% in 2011, as compared to 8.74% for the year 2010. The increase in these ratios was due to a combination of an increase in the net interest margin, resulting primarily from lower funding costs, lower credit losses as a percentage of loans, increases in noninterest income, improved operating efficiency and in the case of ROAE additional balance sheet leverage.

For the twelve months ended December 31, 2011 as compared to 2010, the Company recognized investment gains amounting to $1.4 million, one-time charges relating to merger, system conversion costs, and special marketing expenses which had an aggregate pretax cost of $1.6 million.

In 2011, net interest income increased 29% over the same period for 2010. Average loans (excluding loans held for sale) increased $396 million (26%) and average deposits (excluding the settlement deposit) increased by $414 million (26%). The net interest margin was 3.99% (4.17% excluding the effect of the settlement deposit) for the year 2011, as compared to 4.09% for the year 2010. The Company has been able to maintain loan yields close to 2010 levels due to loan pricing practices, and has been able to reduce its funding costs while maintaining a favorable deposit mix; much of which has occurred from efforts to increase and deepen client relationships.

The provision for credit losses was $11.0 million for the year 2011 as compared to $9.3 million in 2010. The higher provisioning in 2011 as compared to 2010 is primarily attributable to higher loan growth in the twelve months of 2011 compared to 2010 ($381 million as compared to $276 million). For the twelve months ended December 31, 2011, net charge-offs totaled $6.1 million (0.32% of average loans) compared to $5.2 million (0.35% of average loans) for the twelve months ended December 31, 2010. Net charge-offs in the twelve months ended December 31, 2011 were primarily attributable to charge-offs of commercial real estate loans ($151 thousand), commercial and industrial loans ($3.4 million), construction loans ($1.2 million), the unguaranteed portion of SBA loans ($877 thousand), home equity loans ($292 thousand), and mortgage and consumer loans ($176 thousand).

Noninterest income for the twelve months of 2011 was $13.5 million compared to $9.2 million in 2010, an increase of 46%. This increase was due primarily to a $3.0 million increase in gains on the sale of residential loans due substantially to higher levels of residential lending refinancings, a $261 thousand increase in gains realized on the sale of SBA loans and a $115 thousand increase in gains realized on the sale of investments. Other noninterest income increased by $702 thousand primarily due to higher levels of other loan fee income and increased ATM fees. Excluding investment securities gains, total noninterest income was $12.1 million for the twelve months of 2011 as compared to $7.9 million for 2010, a 52% increase.

Noninterest expenses were $63.3 million for the twelve months of 2011, as compared to $51.0 million for 2010, a 24% increase. This increase includes $1.7 million from a combination of non-recurring merger related expenses, system enhancements from a bank wide conversion in April 2011, and special events marketing. Cost increases for salaries and benefits were $9.0 million primarily due to merit and benefit cost increases, increases in incentive pay, and staffing increases primarily as a result of expansion of the commercial lending and Residential Lending divisions and new branches. Legal, accounting, and professional fees increases of $987 thousand were due substantially to resolution of problem loans and related collection costs. Premises and equipment expenses were $89 thousand lower due primarily to benefits from the consolidation of two branches offsetting the cost of three new offices and other normal costs increases during 2011. Marketing and advertising costs increased by $568 thousand due primarily to higher advertising and promotional expenses related to Residential Lending and non-recurring special event marketing noted above. Data processing costs increased by $925 thousand due to system enhancements, noted above, expanded customer base, and the addition of three new branch offices. FDIC insurance premiums on the higher levels of deposits were $497 thousand lower for the twelve months in 2011 as compared to 2010 due to a lower FDIC premium rate which took effect on April 1, 2011. Other expenses increases for the twelve months of 2011 versus 2010 amounted to $1.4 million associated primarily with merger expenses of $733 thousand and $554 thousand of conversion expenses. For the twelve months of 2011, the efficiency ratio improved to 56.22% as compared to 59.26% for the same period in 2010. Cost control remains a key operating objective of the Company.

At December 31, 2011, the Company had a total risk based capital ratio of 11.84%, a Tier 1 risk based capital ratio of 10.33%, and a Tier 1 leverage ratio of 8.21%, all measures substantially above the regulatory requirements for well capitalized status.

During the fourth quarter of 2011, EagleBank opened a new branch office in Rosslyn in Northern Virginia and also announced plans to open a branch office in Merrifield in Northern Virginia in the second half of 2012. During 2011, the Company's branch offices increased from a total of twelve to fifteen.

The financial information which follows provides more detail on the Company's financial performance for the twelve and three months ended December 31, 2011 as compared to the twelve and three months ended December 31, 2010, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company's Form 10-K for the year ended December 31, 2010 and other reports filed with the Securities and Exchange Commission (the "SEC").

About Eagle Bancorp: The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through fifteen offices, located in Montgomery County, Maryland, Washington, D.C., Arlington County, Virginia, and Fairfax County, Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

The Eagle Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6101

Conference Call: Eagle Bancorp will host a conference call to discuss the fourth quarter 2011 financial results on Thursday, January 26, 2012 at 10:00 a.m. eastern standard time. The public is invited to listen to this conference call by dialing 877-303-6220, conference ID Code is 39824069, or by accessing the call on the Company's website, www.eaglebankcorp.com.  A replay of the conference call will be available on the Company's website through February 9, 2012.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as "may," "will," "anticipates," "believes," "expects," "plans," "estimates," "potential," "continue," "should," and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company's market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Financial Highlights
(in thousands, except per share data)
	Twelve Months Ended December 31,		Three Months Ended December 31,
Income Statements:	2011 (Unaudited)	2010 (Unaudited)	2011 (Unaudited)	2010 (Unaudited)
Total interest income	$ 119,124	$ 96,658	$ 33,091	$ 26,040
Total interest expense	20,077	19,832	4,820	4,753
Net interest income	99,047	76,826	28,271	21,287
Provision for credit losses	10,983	9,308	2,765	3,556
Net interest income after provision for credit losses	88,064	67,518	25,506	17,731
Noninterest income (before investment gains)	12,056	7,912	3,864	3,180
Investment gains	1,445	1,330	--	497
Total noninterest income	13,501	9,242	3,864	3,677
Total noninterest expense	63,276	51,005	18,307	13,475
Income before income tax expense	38,289	25,755	11,063	7,933
Income tax expense	13,731	9,098	3,889	2,879
Net income	24,558	16,657	7,174	5,054
Preferred stock dividends and discount accretion	1,511	1,299	142	328
Net Income Available to Common Shareholders	$ 23,047	$ 15,358	$ 7,032	$ 4,726

Per Share Data:
Earnings per weighted average common share, basic	$ 1.16	$ 0.78	$ 0.35	$ 0.24
Earnings per weighted average common share, diluted	$ 1.14	$ 0.77	$ 0.35	$ 0.23
Weighted average common shares outstanding, basic	19,835,534	19,648,591	19,867,533	19,897,713
Weighted average common shares outstanding, diluted	20,287,812	20,042,322	20,281,294	20,345,515
Actual shares outstanding	19,952,844	19,700,387	19,952,844	19,700,387
Book value per common share at period end	$ 10.53	$ 9.25	$ 10.53	$ 9.25
Tangible book value per common share at period end (1)	$ 10.32	$ 9.03	$ 10.32	$ 9.03

Performance Ratios (annualized):
Return on average assets (3)	0.97%	0.86%	0.91%	0.96%
Return on average common equity (3)	11.71%	8.74%	13.40%	10.21%
Net interest margin (3)	3.99%	4.09%	3.65%	4.18%
Efficiency ratio (2)	56.22%	59.26%	56.97%	53.98%

Other Ratios:
Allowance for credit losses to total loans	1.44%	1.48%	1.44%	1.48%
Allowance for credit losses to total nonperforming loans	90.42%	97.89%	90.42%	97.89%
Nonperforming loans to total loans	1.59%	1.51%	1.59%	1.51%
Nonperforming assets to total assets (3)	1.27%	1.53%	1.27%	1.53%
Net charge-offs (annualized) to average loans	0.32%	0.35%	0.34%	0.26%
Common equity to total assets (3)	7.42%	8.72%	7.42%	8.72%
Tier 1 leverage ratio	8.21%	9.32%	8.21%	9.32%
Tier 1 risk based capital ratio	10.33%	9.91%	10.33%	9.91%
Total risk based capital ratio	11.84%	11.64%	11.84%	11.64%
Tangible common equity to tangible assets (1) (3)	7.29%	8.53%	7.29%	8.53%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$ 478,886	$ 411,744	$ 478,886	$ 411,744
Commercial real estate - owner occupied	$ 250,174	$ 223,986	$ 250,174	$ 223,986
Commercial real estate - income producing	$ 756,643	$ 619,663	$ 756,643	$ 619,663
1-4 Family mortgage	$ 39,552	$ 15,976	$ 39,552	$ 15,976
Construction - commercial and residential	$ 429,669	$ 308,081	$ 429,669	$ 308,081
Home equity	$ 97,103	$ 89,937	$ 97,103	$ 89,937
Other consumer	$ 4,227	$ 6,113	$ 4,227	$ 6,113

Average Balances (in thousands):
Total assets (3)	$ 2,523,592	$ 1,936,191	$ 3,111,952	$ 2,079,392
Total earning assets (3)	$ 2,482,625	$ 1,877,151	$ 3,071,903	$ 2,021,492
Total loans held for sale	$ 63,198	$ 32,362	$ 177,116	$ 74,210
Total loans	$ 1,895,268	$ 1,498,942	$ 2,030,986	$ 1,598,362
Total deposits (3)	$ 2,113,517	$ 1,581,346	$ 2,652,707	$ 1,710,088
Total borrowings	$ 165,689	$ 149,899	$ 183,632	$ 154,950
Total shareholders' equity	$ 235,342	$ 198,298	$ 264,833	$ 206,191

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common shareholders' equity by common shares outstanding. We believe that this information is important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios.

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) The reported figure includes the effect of a $618 million deposit received on September 13, 2011 in connection with a class action settlement, which was disbursed by year end. The deposit was invested in excess reserves at the Federal Reserve. As the magnitude of the deposit distorts the operational results of the Company, we present in the GAAP reconciliation below and in the accompanying text certain performance ratios excluding the effect of this deposit, which resulted in approximately $254,000 and $326,000 of interest income and $140,000 and $170,000 of income, net of tax, during the three and twelve months periods ended December 31, 2011. We believe this information is important to enable shareholders and other interested parties to assess the core operational performance of the Company.

GAAP Reconciliation
(dollars in thousands except per share data)

	Twelve Months Ended December 31,
	2011 (Unaudited)	2010 (Unaudited)

Common shareholders' equity	$ 210,111	$ 182,134
Less: Intangible assets	(4,145)	(4,188)
Tangible common equity	$ 205,966	$ 177,946
Book value per common share	$ 10.53	$ 9.25
Less: Intangible book value per common share	(0.21)	(0.21)
Tangible book value per common share	$ 10.32	$ 9.03
Total assets	$ 2,831,255	$ 2,089,370
Less: Intangible assets	(4,145)	(4,188)
Tangible assets	$ 2,827,110	$ 2,085,182
Tangible common equity ratio	7.29%	8.53%

Common shareholders' equity	$ 210,111	$ 182,134
Less: settlement deposit	(170)	--
Less: Intangible assets	(4,145)	(4,188)
Tangible common equity	$ 205,796	$ 177,946
Total assets	$ 2,831,255	$ 2,089,370
Less: Intangible assets	(4,145)	(4,188)
Adjusted tangible assets	$ 2,827,110	$ 2,085,182
Adjusted tangible common equity ratio	7.28%	8.53%

Common shareholders' equity	$ 210,111	$ 182,134
Less: settlement deposit	(170)	--
Adjusted common equity	$ 209,941	$ 182,134
Adjusted total assets	2,831,255	2,089,370
Adjusted common equity to adjusted total assets	7.42%	8.72%

GAAP Reconciliation
(dollars in thousands except per share data)

	Three Months Ended December 31,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

Total interest earning assets	$ 3,071,903	$ 33,091	4.27%	$ 2,021,492	$ 26,040	5.11%
Less: settlement deposit	(396,710)	(254)	(0.25%)	--	--	--
Adjusted interest earning assets	$ 2,675,193	$ 32,837	4.87%	$ 2,021,492	$ 26,040	5.11%

Total interest bearing liabilities	$ 1,858,912	$ 4,820	1.03%	$ 1,469,085	$ 4,753	1.28%

Adjusted interest spread			3.84%			3.83%
Adjusted interest margin			4.16%			4.18%

	Twelve Months Ended December 31,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate

Total interest earning assets	$ 2,482,625	$ 119,124	4.80%	$ 1,877,151	$ 96,658	5.15%
Less: settlement deposit	(117,990)	(326)	(0.28%)	--	--	--
Adjusted interest earning assets	$ 2,364,635	$ 118,798	5.02%	$ 1,877,151	$ 96,658	5.15%

Total interest bearing liabilities	$ 1,679,855	$ 20,077	1.20%	$ 1,396,216	$ 19,832	1.42%

Adjusted interest spread			3.83%			3.73%
Adjusted interest margin			4.17%			4.09%

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2011 (Unaudited)	2010 (Unaudited)	2011 (Unaudited)	2010 (Unaudited)
Net income	$ 24,558	$ 16,657	$ 7,174	$ 5,054
Less: settlement deposit	(326)	--	(254)	--
Adjusted net income	$ 24,232	$ 16,657	$ 6,920	$ 5,054

Average total assets	2,523,592	1,936,191	3,111,952	2,079,392
Less: settlement deposit	(117,990)	--	(396,710)	--
Adjusted average total assets	2,405,602	1,936,191	2,715,242	2,079,392

Adjusted return on average assets	1.01%	0.86%	1.01%	0.96%

Eagle Bancorp, Inc.
Statements of Financial Condition
(dollars in thousands)
	December 31, 2011	September 30, 2011	December 31, 2010
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$ 5,374	$ 5,914	$ 12,414
Federal funds sold	21,785	22,088	34,048
Interest bearing deposits with banks and other short-term investments	205,252	718,848	11,652
Investment securities available for sale, at fair value	313,811	292,257	228,048
Federal Reserve and Federal Home Loan Bank stock	10,242	9,430	9,528
Loans held for sale	176,826	107,907	80,571
Loans	2,056,256	2,029,645	1,675,500
Less allowance for credit losses	(29,653)	(28,599)	(24,754)
Loans, net	2,026,603	2,001,046	1,650,746
Premises and equipment, net	12,320	11,162	9,367
Deferred income taxes	14,673	14,091	14,471
Bank owned life insurance	13,743	13,643	13,342
Intangible assets, net	4,145	4,154	4,188
Other real estate owned	3,225	2,941	6,701
Other assets	23,256	16,265	14,294
Total Assets	$ 2,831,255	$ 3,219,746	$ 2,089,370

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand	$ 688,506	$ 1,106,689	$ 400,291
Interest bearing transaction	80,105	69,762	61,771
Savings and money market	1,068,370	986,585	737,071
Time, $100,000 or more	332,470	351,128	344,747
Other time	222,644	233,185	182,918
Total deposits	2,392,095	2,747,349	1,726,798
Customer repurchase agreements	103,362	147,671	97,584
Long-term borrowings	49,300	49,300	49,300
Other liabilities	19,787	16,964	10,972
Total liabilities	2,564,544	2,961,284	1,884,654

Shareholders' Equity
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series A, $1,000 per share liquidation preference, shares issued and outstanding 23,235 at December 31, 2010, discount of $601, net	--	--	22,582
Preferred stock, par value $.01 per share, shares authorized 1,000,000, Series B, $1,000 per share liquidation preference, shares issued and outstanding 56,600 at December 31, 2011 and September 30, 2011	56,600	56,600	--
Common stock, par value $.01 per share; shares authorized 50,000,000, shares issued and outstanding 19,952,844, 19,890,957 and 19,700,387, respectively	197	197	197
Warrant	946	946	946
Additional paid in capital	132,670	131,946	130,382
Retained earnings	71,423	64,389	48,551
Accumulated other comprehensive income	4,875	4,384	2,058
Total shareholders' equity	266,711	258,462	204,716
Total Liabilities and Shareholders' Equity	$ 2,831,255	$ 3,219,746	$ 2,089,370

Eagle Bancorp, Inc.
Consolidated Statements of Operations
For the Twelve and Three Month Periods Ended December 31, 2011 and 2010 (Unaudited)
(dollars in thousands, except per share data)

	Twelve Months Ended December 31,		Three Months Ended December 31,
Interest Income	2011	2010	2011	2010
Interest and fees on loans	$ 112,320	$ 89,384	$ 31,307	$ 24,389
Interest and dividends on investment securities	6,181	6,992	1,427	1,580
Interest on balances with other banks and short-term investments	513	108	341	25
Interest on federal funds sold	110	174	16	46
Total interest income	119,124	96,658	33,091	26,040
Interest Expense
Interest on deposits	17,248	16,886	4,127	4,026
Interest on customer repurchase agreements	685	731	152	186
Interest on short-term borrowings	--	27	--	--
Interest on long-term borrowings	2,144	2,188	541	541
Total interest expense	20,077	19,832	4,820	4,753
Net Interest Income	99,047	76,826	28,271	21,287
Provision for Credit Losses	10,983	9,308	2,765	3,556
Net Interest Income After Provision For Credit Losses	88,064	67,518	25,506	17,731

Noninterest Income
Service charges on deposits	3,318	3,068	1,017	768
Gain on sale of loans	6,057	2,836	2,185	1,846
Gain on sale of investment securities	1,445	1,330	--	497
Increase in the cash surrender value of bank owned life insurance	401	430	100	105
Other income	2,280	1,578	562	461
Total noninterest income	13,501	9,242	3,864	3,677
Noninterest Expense
Salaries and employee benefits	34,518	25,511	10,183	7,318
Premises and equipment expenses	8,371	8,460	2,389	1,735
Marketing and advertising	1,626	1,058	411	139
Data processing	3,554	2,629	1,077	674
Legal, accounting and professional fees	3,974	2,987	1,104	806
FDIC insurance	2,195	2,692	567	665
Other expenses	9,038	7,668	2,576	2,138
Total noninterest expense	63,276	51,005	18,307	13,475
Income Before Income Tax Expense	38,289	25,755	11,063	7,933
Income Tax Expense	13,731	9,098	3,889	2,879
Net Income	24,558	16,657	7,174	5,054
Preferred Stock Dividends and Discount Accretion	1,511	1,299	142	328
Net Income Available to Common Shareholders	$ 23,047	$ 15,358	$ 7,032	$ 4,726

Earnings Per Common Share
Basic	$ 1.16	$ 0.78	$ 0.35	$ 0.24
Diluted	$ 1.14	$ 0.77	$ 0.35	$ 0.23

Eagle Bancorp, Inc.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Three Months Ended December 31,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 539,924	$ 341	0.25%	$ 9,419	$ 25	1.05%
Loans held for sale (1)	177,116	1,724	3.89%	74,210	769	4.14%
Loans (1) (2)	2,030,986	29,583	5.78%	1,598,362	23,620	5.86%
Investment securities available for sale (2)	301,517	1,427	1.88%	256,520	1,580	2.44%
Federal funds sold	22,360	16	0.28%	82,981	46	0.22%
Total interest earning assets	3,071,903	33,091	4.27%	2,021,492	26,040	5.11%

Total noninterest earning assets	68,745			80,973
Less: allowance for credit losses	28,696			23,073
Total noninterest earning assets	40,049			57,900
TOTAL ASSETS	$ 3,111,952			$ 2,079,392

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 73,577	$ 73	0.39%	$ 59,616	$ 69	0.46%
Savings and money market	1,031,079	2,085	0.80%	732,839	1,889	1.02%
Time deposits	570,624	1,969	1.37%	521,680	2,068	1.57%
Total interest bearing deposits	1,675,280	4,127	0.98%	1,314,135	4,026	1.22%
Customer repurchase agreements	134,332	152	0.45%	105,650	186	0.70%
Long-term borrowings	49,300	541	4.29%	49,300	541	4.35%
Total interest bearing liabilities	1,858,912	4,820	1.03%	1,469,085	4,753	1.28%

Noninterest bearing liabilities:
Noninterest bearing demand	977,427			395,953
Other liabilities	10,780			8,163
Total noninterest bearing liabilities	988,207			404,116

Shareholders' equity	264,833			206,191
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 3,111,952			$ 2,079,392

Net interest income		$ 28,271			$ 21,287
Net interest spread			3.24%			3.83%
Net interest margin			3.65%			4.18%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $1.2 million and $712 thousand for the three months ended December 31, 2011 and 2010, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Average Balances, Interest Yields And Rates, And Net Interest Margin
(dollars in thousands)

	Twelve Months Ended December 31,
	2011			2010
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$ 206,894	$ 513	0.25%	$ 8,151	$ 108	1.32%
Loans held for sale (1)	63,198	2,458	3.89%	32,362	1,384	4.28%
Loans (1) (2)	1,895,268	109,862	5.80%	1,498,942	88,000	5.87%
Investment securities available for sale (2)	266,758	6,181	2.32%	259,576	6,992	2.69%
Federal funds sold	50,507	110	0.22%	78,120	174	0.22%
Total interest earning assets	2,482,625	119,124	4.80%	1,877,151	96,658	5.15%

Total noninterest earning assets	67,882			80,787
Less: allowance for credit losses	26,915			21,747
Total noninterest earning assets	40,967			59,040
TOTAL ASSETS	$ 2,523,592			$ 1,936,191

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$ 64,849	$ 236	0.36%	$ 54,889	$ 209	0.38%
Savings and money market	869,971	8,488	0.98%	684,858	7,847	1.15%
Time deposits	579,346	8,524	1.47%	506,570	8,830	1.74%
Total interest bearing deposits	1,514,166	17,248	1.14%	1,246,317	16,886	1.35%
Customer repurchase agreements	116,367	685	0.59%	96,862	731	0.75%
Other short-term borrowings	22	--	--	3,737	27	0.72%
Long-term borrowings	49,300	2,144	4.35%	49,300	2,188	4.44%
Total interest bearing liabilities	1,679,855	20,077	1.20%	1,396,216	19,832	1.42%

Noninterest bearing liabilities:
Noninterest bearing demand	599,351			335,029
Other liabilities	9,044			6,648
Total noninterest bearing liabilities	608,395			341,677

Shareholders' equity	235,342			198,298
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,523,592			$ 1,936,191

Net interest income		$ 99,047			$ 76,826
Net interest spread			3.60%			3.73%
Net interest margin			3.99%			4.09%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.3 million and $2.6 million for the year ended December 31, 2011 and 2010, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights (Quarterly Trends)
(in thousands, except per share data) (Unaudited)
	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Income Statements:	2011	2011	2011	2011	2010	2010	2010	2010
Total interest income	$ 33,091	$ 30,741	$ 28,996	$ 26,296	$ 26,040	$ 24,421	$ 23,689	$ 22,508
Total interest expense	4,820	5,365	5,102	4,790	4,753	4,722	5,072	5,285
Net interest income	28,271	25,376	23,894	21,506	21,287	19,699	18,617	17,223
Provision for credit losses	2,765	2,887	3,215	2,116	3,556	1,962	2,101	1,689
Net interest income after provision for credit losses	25,506	22,489	20,679	19,390	17,731	17,737	16,516	15,534
Noninterest income (before investment gains or losses)	3,864	2,657	2,602	2,933	3,180	2,073	1,437	1,222
Investment gains (losses)	--	854	591	--	497	260	573	--
Total noninterest income	3,864	3,511	3,193	2,933	3,677	2,333	2,010	1,222
Salaries and employee benefits	10,183	9,263	7,761	7,311	7,318	6,549	5,969	5,675
Premises and equipment	2,389	1,939	2,052	1,991	1,735	2,021	2,612	2,092
Marketing and advertising	411	234	747	234	139	391	281	247
Other expenses	5,324	4,287	4,373	4,777	4,283	3,968	4,275	3,449
Total noninterest expense	18,307	15,723	14,933	14,313	13,475	12,929	13,137	11,463
Income before income tax expense	11,063	10,277	8,939	8,010	7,933	7,141	5,389	5,293
Income tax expense	3,889	3,783	3,185	2,874	2,879	2,375	1,942	1,902
Net income	7,174	6,494	5,754	5,136	5,054	4,766	3,447	3,391
Preferred stock dividends and discount accretion	142	166	883	320	328	327	324	320
Net Income Available to Common Shareholders	$ 7,032	$ 6,328	$ 4,871	$ 4,816	$ 4,726	$ 4,439	$ 3,123	$ 3,071

Per Share Data:
Earnings per weighted average common share, basic	$ 0.35	$ 0.32	$ 0.25	$ 0.24	$ 0.24	$ 0.22	$ 0.16	$ 0.16
Earnings per weighted average common share, diluted	$ 0.35	$ 0.31	$ 0.24	$ 0.24	$ 0.23	$ 0.22	$ 0.16	$ 0.15
Weighted average common shares outstanding, basic	19,867,533	19,867,533	20,050,894	19,716,814	19,683,052	19,659,934	19,641,247	19,609,197
Weighted average common shares outstanding, diluted	20,281,294	20,281,294	20,495,291	20,215,244	20,130,854	20,015,404	20,071,945	19,951,246
Actual shares outstanding	19,952,844	19,890,597	19,849,042	19,811,532	19,700,387	19,671,797	19,652,918	19,633,763
Book value per common share at period end	$ 10.53	$ 10.15	$ 9.76	$ 9.46	$ 9.25	$ 9.14	$ 8.87	$ 8.66

Performance Ratios (annualized):
Return on average assets	0.91%	1.00%	1.01%	0.98%	0.96%	0.96%	0.73%	0.76%
Return on average common equity	13.40%	12.55%	10.16%	10.49%	10.21%	9.89%	7.27%	7.38%
Net interest margin	3.65%	3.98%	4.32%	4.23%	4.18%	4.10%	4.10%	3.98%
Efficiency ratio (1)	56.97%	54.43%	55.13%	58.57%	53.98%	58.68%	63.69%	62.15%

Other Ratios:
Allowance for credit losses to total loans (2)	1.44%	1.41%	1.41%	1.43%	1.48%	1.45%	1.45%	1.47%
Nonperforming loans to total loans	1.59%	1.55%	1.60%	1.85%	1.51%	1.61%	1.68%	1.47%
Nonperforming assets to total assets	1.27%	1.07%	1.47%	1.68%	1.53%	1.46%	1.49%	1.36%
Net charge-offs (annualized) to average loans	0.34%	0.36%	0.28%	0.30%	0.26%	0.39%	0.38%	0.36%
Tier 1 leverage ratio	8.21%	9.61%	9.07%	9.44%	9.32%	9.66%	9.84%	10.00%
Tier 1 risk based capital ratio	10.33%	10.48%	9.68%	10.03%	9.91%	10.88%	11.15%	11.77%
Total risk based capital ratio	11.84%	12.12%	11.36%	11.75%	11.64%	12.66%	12.85%	13.50%

Average Balances (in thousands):
Total assets	$ 3,111,952	$ 2,569,970	$ 2,278,329	$ 2,122,677	$ 2,079,392	$ 1,964,827	$ 1,881,761	$ 1,815,383
Total earning assets	$ 3,071,903	$ 2,531,768	$ 2,220,137	$ 2,063,557	$ 2,021,492	$ 1,907,900	$ 1,821,943	$ 1,753,989
Total loans held for sale	$ 177,116	$ 35,320	$ 19,419	$ 19,532	$ 74,123	$ 46,360	$ 6,721	$ 1,200
Total loans	$ 2,030,986	$ 1,967,214	$ 1,864,722	$ 1,713,854	$ 1,598,449	$ 1,506,894	$ 1,482,604	$ 1,405,704
Total deposits	$ 2,652,707	$ 2,124,274	$ 1,902,837	$ 1,764,373	$ 1,710,088	$ 1,610,813	$ 1,529,498	$ 1,472,061
Total borrowings	$ 183,632	$ 184,874	$ 153,108	$ 140,456	$ 154,950	$ 146,711	$ 151,240	$ 146,638
Total stockholders' equity	$ 264,833	$ 251,916	$ 214,926	$ 208,833	$ 206,191	$ 200,556	$ 194,866	$ 191,393

(1) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(2) Excludes loans held for sale.
CONTACT: EAGLE BANCORP, INC. CONTACT:
         Michael T. Flynn
         301.986.1800